Exhibit 99
         IMMEDIATELY


Schering-Plough Announces Sale                     Steve Galpin, Jr.
Of Wesley-Jessen Contact Lens Business             (201) 822-7415



 MADISON, N.J., June 29, 1995 -- Schering-Plough Corporation today announced the sale of its Wesley-Jessen contact lens business, based in Chicago, Ill., to WJ Acquisition Corp.
 (WJAC), an affiliate of Bain Capital, Inc. of Boston, for $47.5 million in cash. Schering-Plough is restating prior years financial results in order to report Wesley-Jessen as a discontinued operation.
     Robert P. Luciano, chairman and chief executive officer, said the company decided to sell Wesley-Jessen after concluding it was no longer a strategic fit and that the company would better utilize its resources by concentrating on its primary businesses, the research and marketing of prescription pharmaceuticals and health care products.
     "Schering-Plough's pharmaceutical operations, representing 80 percent of total company revenues, are performing extremely well in nearly all major therapeutic and geographic markets," said Luciano, "and will continue to drive the company's growth."
     Recalling remarks at his presentation last week to analysts, Luciano said the company s solid results in the 1995 first quarter were continuing into the second quarter, which will produce "stronger growth rates in sales and earnings." Second quarter earnings per share from operations (including Wesley-Jessen) are expected to increase by about 16 percent, he added, while earnings per share from continuing operations (excluding Wesley-Jessen) are expected to increase by approximately 20 percent. Luciano noted that proceeds from the divestiture and related current tax benefits will have a positive effect of $85 million on the company's 1995 cash position. For the year, he said that earnings per share on continuing operations are expected to come in at slightly more than $2.75, which would be $5.50 before the 2-for-1 stock split distributed June 9.
     Schering-Plough will incur a one-time, second quarter charge for the disposal of Wesley-Jessen of approximately $156 million after tax. When restated to exclude Wesley-Jessen, Schering-Plough s 1994 net income from continuing operations totaled $926 million, with earnings per share of $4.84 ($2.42 after the 2-for-1 stock split), versus previously reported results of $922 million in net income and $4.82 in earnings per share ($2.41 post-stock split). First quarter 1995 net income from continuing operations, as restated, totaled $285 million, with earnings per share of $1.53 (77 cents post-stock split), versus the previously reported net income of $279 million and earnings per share of $1.50 (75 cents post-split).
     Wesley-Jessen is engaged in the design, manufacture and sale of color, toric and clear contact lenses, manufacturing both conventional and disposable soft contact lenses. Wesley-Jessen reported 1994 revenues of $120 million.
     Merrill Lynch & Co. assisted Schering-Plough in the transaction.
     Schering-Plough is a research-based company engaged in the discovery, development, manufacturing and marketing of pharmaceutical and health care products worldwide.

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